Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Christopher J. Moreton (“Moreton”) and PNA Group, Inc. (the “Company”), unless revoked by Moreton pursuant to Paragraph 8 below. This Agreement shall become effective at 5:30 p.m. on the seventh day after the date Moreton signs it (“Effective Date”).

PREAMBLE:

WHEREAS, Moreton entered into a letter agreement with the Company dated November 29, 2007 (the “Employment Agreement”);

WHEREAS, Moreton’s Active Employment with the Company, as defined in the Employment Agreement, ended on January 31, 2008;

WHEREAS, Moreton and the Company desire to enter into the following Agreement to resolve all issues between them including, but not limited to, those relating to Moreton’s employment with the Company, and the termination thereof;

NOW, THEREFORE, in consideration of the promises contained herein, it is agreed as follows:

1.	Termination of Active Employment.

Moreton agrees that his Active Employment with the Company ended effective January 31, 2008, and that he will execute all documents necessary to effectuate said termination and his resignation as an officer of any of the Company’s affiliates and subsidiaries of which he is an officer.

If Moreton signs this Agreement on or before the last day of his Active Employment, it shall be invalid and no benefits will be paid to Moreton hereunder.

2.	Benefits to Moreton.

2.1.	As consideration for his signing this Agreement (and the Employment Agreement), Moreton shall be entitled to certain compensation and benefits through June 30, 2009, on the terms and conditions set forth in the Employment Agreement.

3.	Complete Release.

3.1.	Release: Moreton irrevocably and unconditionally releases all the claims described in Subparagraph 3.2 that he may have against the following persons or entities (the

“Releasees”): PNA Group Holding Corporation, PNA Intermediate Holding Corporation, PNA Group, Inc., Platinum Equity, LLC, Platinum Equity Advisors, LLC, their direct and indirect subsidiaries and affiliates, and each of their past and present shareholders, members, employees, officers, directors, managers, owners, representatives, assigns, attorneys, agents, advisors, insurers, parents, subsidiaries, divisions, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this Subparagraph.

3.2.	Claims Released: Except for a claim to enforce the terms of this Agreement, the claims released include all claims, promises, debts, causes of action or similar rights of any type or nature Moreton has or had against Releasees, or any of them, as of the Effective Date, including but not limited to those which in any way relate to: (a) Moreton’s employment with the Company or the termination of that employment, such as claims for compensation, bonuses, commissions, lost wages or unused accrued vacation, or sick pay; (b) the design or administration of any Company benefit program or Moreton’s entitlement to benefits under any such program; (c) any rights Moreton has to severance or similar benefits under any program, policy or procedure of the Company; (d) any rights Moreton may have to the continued receipt of health or life insurance-type benefits, except for any rights Moreton may have to continue benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at Moreton’s own expense; (e) any claims to attorneys’ fees or other indemnities; and (f) any other claims or demands Moreton may on any basis have. The claims released, for example, may have arisen under any of the following statutes or common law doctrines:

3.2.1.	Anti-Discrimination Statutes, such as Title VII of the Civil Rights Act of 1964, §§1981 and 1983 of the Civil Rights Act of 1866 and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and §503 and §504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; and the Georgia Fair Employment Practices Act of 1978, as amended, which prohibits discrimination in employment based on race, color, national origin, disability or sex.

3.2.2.	Federal Employment Statutes, such as the Worker Adjustment and Retraining Notification Act of 1989, which requires that advance notice be given of certain work force reductions; Employee Retirement Income Security Act of 1974, which, among other things, protects pension or health plan benefits; and the Fair Labor Standards Act of 1938, which regulates wage and hour matters.

3.2.3.	Other Laws, such as any federal, state or local laws restricting an employer’s right to terminate employees or otherwise regulating employment; or enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; and any other federal, state or local laws, whether based on statute, regulation or common law, providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, negligent misrepresentation, libel, slander, defamation and similar or related claims.

3.2.4.	Age Discrimination In Employment Act (“APEA”). Moreton also acknowledges and agrees that by signing this Agreement, in addition to the matters discussed above, Moreton is waiving and releasing any and all claims, charges, or rights he may have under the ADEA, which prohibits age discrimination against those age forty (40) and over.

3.3.	Release Extends to Both Known and Unknown Claims: This release covers both claims that Moreton knows about and those he does not know about. Moreton understands the significance of his release of unknown claims and Moreton’s waiver of statutory protection against a release of unknown claims. Moreton expressly waives all rights afforded by any statute, which limits the effect of a release with respect to unknown claims. Moreton expressly waives the protection of statutes such as Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

3.4.	Claims Not Released: This Agreement does not release Moreton’s right to enforce this Agreement nor does it release any claims which arise after the Effective Date.

3.5.	Ownership of Claims: Moreton represents that he has not assigned or transferred, or purported to assign or transfer, all or any part of any claim released by this Agreement.

4.	Moreton’s Promises.

In addition to the release of claims provided for in Paragraph 3, Moreton also agrees to the following:

4.1.

No Rehiring: Moreton understands that his Active Employment with the Company has terminated. No one has represented to Moreton that the Company or any of the Releasees will ever thereafter seek to rehire Moreton and, except to the extent that their duly authorized officers personally ask Moreton in writing to do so, Moreton will not seek employment with them in any capacity (including but not limited to employment as a principal, employee, consultant, temporary employee, or contractor).

4.2.	No Pursuit of Released Claims: Moreton promises never to file or prosecute a lawsuit or other complaint or charge asserting any claims that are released by this Agreement. Moreton represents that he has not filed or caused to be filed any lawsuit, complaint or charge with respect to any claim this Agreement releases. Moreton promises never to seek any damages, remedies, or other relief for him personally (any right to which Moreton hereby waives and promises never to accept) by filing or prosecuting a charge with any administrative agency with respect to any claim purportedly released by this Agreement. Moreton promises never directly or indirectly to bring or participate in an action against any Releasee under any unfair competition law of any jurisdiction based upon any claims that are released by this Agreement. This paragraph shall not apply to ADEA claims if applying it would violate the ADEA.

4.3.	Company Property to be Returned: Moreton represents that he has returned to the Company all files, memoranda, documents, software, materials, records, copies of the foregoing, credit cards, keys, electronic equipment, computer, automobile, and/or any other Company property in Moreton’s possession or control.

4.4.	Non-Disparagement: Moreton agrees not to criticize, denigrate or otherwise disparage the Company, or any other Releasee; provided, however, that nothing in this Agreement shall prohibit Moreton from complying with any lawful subpoena or court order.

4.5.	Confidentiality: Moreton agrees not to disclose the terms, amount or existence of this Agreement or the Employment Agreement to anyone other than a member of Moreton’s immediate family or a professional representative of Moreton and, even as to such a person, only if the person first is informed of and agrees to honor this confidentiality requirement. Such person’s violation of this confidentiality requirement shall be treated as a violation of the Agreement by Moreton. This Subparagraph shall not prohibit disclosure of the terms, amount or existence of the Agreement to the extent (i) such information has been made public by the Company; (ii) legally necessary to enforce the Agreement; or (iii) otherwise legally required.

5.	Non-Admission of Liability.

This Agreement is not an admission of guilt or wrongdoing by any Releasee. Moreton agrees that this Agreement shall not be admissible in any court or other forum for any purpose other than the enforcement of its terms.

6.	Consequences of Moreton’s Violation of Promises.

6.1.	General Consequences: If Moreton breaks any of his promises in this Agreement, for example, by filing or prosecuting a lawsuit or charge based on claims that Moreton has released, or if any representation made by Moreton in this Agreement was false when made, or if Moreton has, as of the Effective Date of this Agreement, breached any portion of the Confidentiality Agreement he signed on February 1, 2008, or if Moreton, at any time after the Effective Date of this Agreement, breaches any portion of said Confidentiality Agreement that contains obligations which survive the termination of his employment with the Company, Moreton (a) shall forfeit all right to future benefits under this Agreement; (b) must repay all benefits previously received, upon the Company’s demand; and (c) must pay reasonable attorneys’ fees and all other costs incurred as a result of Moreton’s breach or false representation, such as the cost of defending any suit brought with respect to a released claim by Moreton or other owner of a released claim. Clauses (b) and (c) above shall not apply to the prosecution of ADEA claims released under Subparagraph 3.2.4, which claims Moreton acknowledges are completely and forever waived.

6.2.	Challenges to Validity: Should Moreton attempt to challenge the formation or enforceability of this Agreement (except with respect to claims released under Subparagraph 3.2.4, which claims he acknowledges are completely and forever waived) or the Confidentiality Agreement, Moreton shall initially tender, by certified check delivered to the Company, all amounts received pursuant to this Agreement, plus interest at the legal rate and invite the Company to cancel this Agreement. In the event the Company accepts this offer, this Agreement shall be canceled. In the event the Company does not accept this offer, the Company shall so notify Moreton and the amount tendered by Moreton shall be placed in an interest-bearing account pending a determination of the enforceability of this Agreement. If the Agreement is determined to be enforceable, the amount in the account shall be repaid to Moreton; if this Agreement is determined not to be enforceable, the Company or its designee shall retain the amount in the account.

7.	Voluntarily Entering Agreement.

Moreton acknowledges that he (a) was given at least twenty-one (21) days to consider and review this Agreement before signing it; (b) carefully read this Agreement; and (c) fully understands it and is entering into it voluntarily. Moreton understands that this Agreement had to meet certain requirements to validly release his ADEA claims, if any, and Moreton represents that all such requirements were satisfied. (These requirements are that (1) Moreton’s entering into this agreement had to be knowing and voluntary (i.e., free from fraud, duress, coercion or mistake of fact); (2) this agreement had to be in writing and be understandable; (3) it had to explicitly waive current ADEA claims; (4) it could not have waived ADEA claims that arise after the Effective Date; (5) it must have been paid for with something to which Moreton was not already entitled; (6) the Company had to advise Moreton in writing to consult an attorney; (7) the Company had to give Moreton at least twenty-one (21) days in which to consider this Agreement; and (8) the Company had to give Moreton at least seven (7) days within which to revoke the ADEA release in this Agreement after signing it.)

Moreton represents and agrees that all of these ADEA release requirements were met.

8.	Revocation.

Moreton understands that he may revoke this Agreement within seven (7) days of his signing it. For revocation to be effective, written notice must be received by the Chief Executive Officer of the Company no later than 5:30 p.m. Central Time on the seventh day after Moreton signs this Agreement. If Moreton revokes this Agreement, it shall be null and void and he will not receive any benefits described in this Agreement.

9.	Severability.

The provisions of this Agreement are severable. If any part of it is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

10.	Choice of Laws.

This Agreement shall be governed by the substantive laws of the State of Georgia as applied to contracts entered into and to be performed entirely within such state by residents thereof.

11.	Nature, Effect and Interrelation of this Agreement.

11.1.	Entire Agreement: Other than the Employment Agreement and Confidentiality Agreement between the Company and Moreton, this is the entire agreement between Moreton and the Company; it may not be modified or canceled in any manner except by a writing signed by both the Company and Moreton. The Company has made no promises or representations to Moreton other than those in the Employment Agreement and this Agreement.

11.2.	Successors and Assigns: This Agreement shall bind Moreton’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors and assigns.

11.3.

Interpretation: This Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Paragraph headings used in this Agreement are intended solely for convenience of reference and shall not be used in the interpretation of any of this Agreement.

11.4.	Implementation: The Company and Moreton both agree that, without the receipt of further consideration, they will sign and deliver any documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.

12.	Arbitration of Disputes.

12.1.	Agreement to Arbitrate: Any dispute arising between the parties, including but not limited to those concerning the formation, validity, interpretation, effect, or alleged violations of this Agreement (an “Arbitrable Dispute”) must be submitted to arbitration in or near Atlanta, Georgia before an experienced employment arbitrator licensed to practice law in the State of Georgia and selected in accordance with employment arbitration procedures of the American Arbitration Association. Should either party pursue any other legal or administrative action against the other, the responding party shall be entitled to the return of any payments that party made under this Agreement and shall be entitled to recover all costs, expenses and attorneys’ fees the responding party incurs as a result of such action. The arbitrator may not modify or change this Agreement in any way.

12.2.	Costs of Arbitration: Unless otherwise required by law, each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid in equal shares by Moreton and the Company. The party losing the arbitration shall reimburse the party who prevailed for all fees and expenses the prevailing party paid pursuant to the preceding sentence.

12.3.	Exclusive Remedy: Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute. The arbitrator’s decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction. Should Moreton or the Company, without the consent of the other party, attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph 12, the responding party shall be entitled to recover from the initiating party all damages, expenses and attorneys’ fees incurred as a result.

12.4.	Sole Exception: Notwithstanding the foregoing, a dispute relating to alleged violations of the Confidentiality Agreement may be resolved through a means other than arbitration, at the Company’s sole option.

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, AND ITS ARBITRATION-OF-CLAIMS REQUIREMENT WAIVES YOUR RIGHT TO A JURY TRIAL. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL TWENTY-ONE (21) DAY CONSIDERATION PERIOD AND YOU SHOULD CONSULT YOUR ATTORNEY (AT YOUR OWN EXPENSE).

Executed as of this 1st day of February, 2008.

/s/ Christopher J. Moreton
Christopher J. Moreton

Executed as of this 1st day of February, 2008.

PNA Group, Inc.

By:	/s/ William S. Johnson
William S. Johnson